EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on this Form S-8 pertaining to the TeleCommunication Systems, Inc. First Amended and Restated Employee Stock Purchase Plan, of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedule of TeleCommunication Systems, Inc., TeleCommunication Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TeleCommunication Systems, Inc. included in its Annual Report (Form 10-K and Form 10-K/A) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
July 25, 2006